NEWS RELEASE

For Immediate Release February 8, 2001	For More Information Contact: David Rinehart President & Chief Executive Officer Phone: (979) 779-2900

THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY
CONSIDERS STRATEGIC ALTERNATIVES

BRYAN, TEXAS -- In continuing the process which commenced in October last year, The Bryan-College Station Financial Holding Company today confirmed that it is engaged in a process to evaluate enhancing shareholder value, which may include sale of the Company. The Company engaged Hoefer & Arnett in December 2000 for the specific purpose of evaluating the potential for a strategic alliance with another company. That process is ongoing and potential alternatives are being evaluated.

Mr. David Rinehart, President and Chief Executive Officer stated that we understand our responsibility to our shareholders and feel at the present time a strategic alliance is something that we should consider. We continue, as always, our process to build shareholder value by working to enhance our retail franchise and net earnings position. The process the Company is involved in is being accomplished on a confidential basis and the Company does not intend to address any specific action until such time as an announcement can be made. There can be no assurances given that this process will result in a sale of the Company. As a result of the potential sale of the Company, the annual meeting of stockholders expected to be held on February 28, 2001 will be held at a later date and time to be announced by the Company.

The Bryan-College Station Financial Holding Company is the holding company for its wholly owned subsidiary, First Federal Savings Bank. First Federal is an independent, community-based bank that operates two full-service offices in the Bryan-College Station area, as well as a loan production office in College Station.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including fluctuations in interest rates, the economic conditions in the region, the ability to penetrate new markets and other risk factors. The Company disclaims any obligation to publicly announce future events or developments, which affect the forward-looking statements herein.